                                 EXHIBIT 10.127


    LEASE AGREEMENT WITH NEWPARK DRILLING FLUIDS, INC. FOR A PORTION OF THE
                          TRANSOCEAN HOUSTON BUILDING

                                 LEASE AGREEMENT

                                     Between

                          Broadfield Associates, L.L.C

                                   as Landlord

                                       and

                          Newpark Drilling Fluids, Inc.

                                    as Tenant

                                       and

                             Newpark Resources, Inc.

                                  as Guarantor

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
1.   Article 1 - Leased Premises, Term, and Use ...........................................      1
     1.01.    Leased Premises .............................................................      1
     1.02.    Term ........................................................................      1
     1.03.    Use .........................................................................      2
2.   Article 2 - Rental ...................................................................      2
     2.01.    Base Rental .................................................................      2
     2.02.    Operating Expenses ..........................................................      2
     2.03.    Parking .....................................................................      7
     2.04.    Payment of Rent .............................................................      8
     2.05.    First Month's Rental ........................................................      8
3.   Article 3 - Landlord's Services ......................................................      8
     3.01.    Services to be Furnished by Landlord ........................................      8
     3.02.    Access by Tenant Prior to Commencement of Term ..............................     11
     3.03.    Condition of Building, Premises and Leasehold Improvements ..................     11
     3.04.    Repair and Maintenance by Landlord ..........................................     14
4.   Article 4 - Tenant's Covenants .......................................................     15
     4.01.    Payments by Tenant ..........................................................     15
     4.02.    Certain Taxes ...............................................................     15
     4.03.    Repairs by Tenant ...........................................................     15
     4.04.    Care of the Leased Premises .................................................     15
     4.05.    Tenant Floor Plans: See Exhibit "C" .........................................     15
     4.06.    Assignment or Sublease ......................................................     15
     4.07.    Alterations, Additions, Improvements ........................................     18
     4.08.    Compliance with Laws and Usage; Building Rules and Regulations; Liens .......     19
     4.09.    Access by Landlord ..........................................................     19
     4.10.    Landlord's Mortgagee ........................................................     19
     4.11.    Estoppel Certificate ........................................................     20
5.   Article 5 - Mutual Covenants .........................................................     21
     5.01.    Condemnation, Loss or Damage ................................................     21
     5.02.    Fire or Other Casualty; Certain Repairs .....................................     21
     5.03.    Holding Over ................................................................     22
     5.04.    Assignment by Landlord ......................................................     22
     5.05.    Recourse Limitation .........................................................     22
     5.07.    Control of Common Areas and Parking Facilities by Landlord ..................     22
     5.08.    Default by Tenant ...........................................................     23
     5.09.    Right to Relocate ...........................................................     25
     5.10.    Non-Waiver ..................................................................     26
     5.11.    Independent Obligations .....................................................     26
     5.12.    Time of Essence .............................................................     26

    5.13.  Remedies Cumulative ...........................................  26
    5.14.  Insurance, Liability, Indemnity, Subrogation and Waiver .......  26
    5.15.  Venue; Governing Law ..........................................  28
    5.16.  Notice ........................................................  28
    5.17.  Entire Agreement, Binding Effect, Severability ................  28
    5.18.  Right of Reentry ..............................................  29
    5.19.  Number and Gender; Captions; References .......................  29
    5.20.  Delinquent Payments; Handling Charge ..........................  29
    5.21.  Quiet Enjoyment ...............................................  29
    5.22.  Signs .........................................................  29
    5.23.  Brokerage .....................................................  30
    5.24.  Limitation of Implied Warranty ................................  30
    5.25.  Environmental and Land Use Matters ............................  30
    5.26.  Name of Building and Building Signage .........................  30
    5.27.  Guaranty ......................................................  31

ADDENDUM AND EXHIBITS TO LEASE:
    Addendum
A.  Leased Premises
B.  Legal Description
C.  Initial Tenant Improvements
D.  Building Description
E.  Building Rules and Regulations
F.  Parking Rules and Regulations
7.  Commencement Memorandum

                                 LEASE AGREEMENT

       THIS LEASE AGREEMENT ("Lease") is entered as of the 28/th/ day of May,
                                                           -----
1998, between Broadfield Associates, L.L.C., a Texas limited liability company, ("Landlord"), Newpark Drilling Fluids, Inc., a Texas corporation, ("Tenant"), and Newpark Resources, Inc., a Delaware corporation ("Guarantor").

                                    Article 1
                         Leased Premises, Term, and Use
                         ------------------------------

1.01.  Leased Premises.

       (a) Upon the terms, provisions and conditions hereof, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises reflected on the floor plans set forth in Exhibit "A" hereto in the building known as the Newpark Resources Building which will be constructed by Landlord in accordance with Exhibit "D" hereto ("Building"). Such premises, together with any other space in the Complex leased by Tenant pursuant hereto, are herein called the "Leased Premises." References in this Lease to the "Complex" shall mean the Building, the parking garage ("Garage") adjacent to and servicing the Building and all other facilities, parking areas, improvements, structures, and landscaping areas relating to or servicing the Building and Garage and located on or installed in or to be located on or installed in the land ("Land") described in Exhibit "B" hereto.

       (b) The "Rentable Area" of the Leased Premises is hereby stipulated and agreed for all purposes to be the greater of (i) three (3) entire floors within the Building or (ii) 78,000 rentable square feet ("Minimum Rentable Area"). Tenant understands that the Rentable Area is greater than the square footage of the area contained within the Leased Premises (the "add-on factor"), and includes an amount attributable to areas within the building not leased or held for lease such as lobbies, foyers, corridors, restrooms, machine rooms, mechanical rooms, electrical rooms, telephone and equipment rooms, janitor rooms and other similar facilities, for purposes of this Lease, Landlord agrees to calculate the add-on factor of each single and multi-tenant floor utilizing the Building and Owners Managers Association's definition (ANSIZ65.1-1996).

1.02. Term. Subject to the terms, provisions and conditions hereof, this Lease shall continue in force for a term ("Term") of one hundred twenty-three (123) calendar months, beginning on the 1st day of June, 1999 (such commencement date being subject to adjustment as provided in Sections 3.03(b) and (c), and being hereinafter called the "Commencement Date") and ending on the 31st day of August, 2009. If the Commencement Date is after June 1, 1999, due to the circumstances described in Section 3.03(b) or (c) hereof, within ten (10) days following the Commencement Date, Landlord and Tenant agree to execute a memorandum in the form attached hereto as Exhibit "G" which specifies the exact Commencement Date and Term of the Lease.

1.03. Use. Tenant (and its permitted assignees and sublessees, if any) will occupy and use the Leased Premises solely for general business office and laboratory purposes of a lawful nature and for no other purpose, except as may be described in the Addendum.

                                    Article 2
                                     Rental
                                     ------

2.01. Base Rental. Tenant shall pay as Base Rental during the term of this Lease, monthly rental in the amounts set forth in the Addendum hereto, Paragraph 1.

2.02. Operating Expenses. In addition to Base Rental, Tenant shall pay, as additional rent, Tenant's Proportionate Share of Actual Operating Expenses in excess of the Base Operating Expenses Rate.

       (a) The "Base Operating Expenses Rate" is stipulated to be $6.50 per square foot of net rentable area of the Leased Premises on an annual basis.

       (b) The term "Actual Operating Expenses" shall mean, with respect to each calendar year during the term of this agreement, the actual Operating Expenses for that year computed in accordance with the provisions of Section
2.02 (e). The "Actual Operating Expenses Rate" for each such calendar year during the term hereof shall be calculated by dividing the Actual Operating Expenses for a calendar year by the net rentable area in the building. The term "Tenant's Proportionate Share of the Actual Operating Expenses" shall mean, with respect to each calendar year, an amount equal to the product of (i) the difference between the Actual Operating Expenses Rate in the calendar year and the Base Operating Expenses Rate, multiplied by (ii) the Rentable Area of the premises.

       (c) In the event the Actual Operating Expenses Rate, as calculated above, during any calendar year during the term of this Lease shall be greater than the Base Operating Expenses Rate, Tenant shall be obligated to pay to Landlord, in addition to the Base Rental, and Parking Rental, as additional rent, an amount equal to Tenant's Proportionate Share of the Actual Operating Expenses. In order to implement the above, Landlord shall provide to Tenant within ninety (90) days, or as soon thereafter as reasonably possible, after the end of the calendar year in which the commencement of the term of this agreement occurs, a statement of the Actual Operating Expenses for the prior calendar year, the Actual Operating Expenses Rate for the prior calendar year and Tenant's Proportionate Share of the Actual Operating Expenses. In the event the Actual Operating Expenses Rate for the prior calendar year is in excess of the Base Operating Expenses Rate, Tenant shall pay to Landlord within thirty (30) days after Tenant's receipt of the statement, an amount equal to Tenant's Proportionate Share of the Actual Operating Expenses for the prior calendar year. If the term of this agreement commences other than on the first day of a calendar year, Tenant's Proportionate Share of the Actual Operating Expenses shall be a pro rata amount based on the ratio of the number of days of the term of the lease during the first calendar year to 365 days.

      (d) At the time Landlord gives the annual statement of Actual Operating Expenses for each year during the term of this agreement, Landlord may, at Landlord's option, provide Tenant a schedule of projected Operating Expenses for the next calendar year expressed as an expense per net rentable square foot in the project on an annual basis (herein referred to as the "projected Operating Expenses Rate"). Tenant shall thereafter pay an adjusted monthly rental which shall include the Base Rental stated in Section 2.01 and an amount (herein referred to as a "projected Operating Expenses Installment") equal to one-twelfth (1/12th) of an amount equal to the product of (i) the difference between the projected Operating Expenses Rate for the next calendar year and the Base Operating Expenses Rate, multiplied by (ii) the Rentable Area in the leased premises. Landlord shall provide Tenant a statement, within ninety (90) days (or as soon thereafter as reasonably possible) after the end of each calendar year during the term of this agreement, showing the Actual Operating Expenses and the Actual Operating Expenses Rate for such calendar year, as compared to the projected Operating Expenses and the projected Operating Expenses Rate for the calendar year. In the event Tenant's Proportionate Share of the Actual Operating Expenses for such calendar year shall exceed the aggregate of the projected Operating Expenses Installments actually collected by Landlord from Tenant for such calendar year, Tenant shall pay to Landlord within thirty (30) days following Tenant's receipt of a statement, the amount of such excess. If, however, Tenant's Proportionate Share of the Actual Operating Expenses for the calendar year is less than the aggregate of the projected Operating Expenses installments actually collected by Landlord from Tenant, for the calendar year, Landlord shall pay to Tenant within thirty (30) days after the giving of the statement to Tenant, the amount of the overpayment of the projected Operating Expenses Installments. If the expiration of the lease term is more than ninety
(90) days from the date of the statement, Landlord may, at Landlord's option, retain the excess and apply same to the next installments of Tenant's projected Operating Expenses Installment. If the expiration or termination of this Lease occurs other than on the last day of a calendar year, the amount to be paid by Tenant or reimbursed to Tenant hereunder shall be a pro rata amount based on the ratio of the number of days of the term of this agreement in such last calendar year to 365 days.

       (e) "Actual Operating Expenses" shall mean the operating expenses of the Complex and all expenditures by Landlord to own, maintain and operate the Complex. All operating expenses shall be determined on an accrual basis in accordance with generally accepted accounting principles which shall be consistently applied. Such operating expenses shall include all expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, and maintenance of the Complex, including, but not limited to, the following:

             (1) Wages and salaries of all employees engaged in direct operation operation and maintenance of the Complex, employer's social security taxes, unemployment taxes or insurance and any other taxes which may be levied on such wages and salaries, and the cost of disability and hospitalization insurance and pension or retirement benefits for such employees;

             (2) Cost of leasing or purchasing all supplies, tools, equipment and materials used in the operation, maintenance and ownership of the Complex;

             (3) Cost of all utilities for the Complex, including the cost of water and power, sewage, heating, lighting, air-conditioning and ventilating for the Complex;

             (4) Cost of all maintenance and service agreements for the Complex and surrounding grounds, including but not limited to janitorial service, security service, equipment leasing, energy management system leasing, landscape maintenance, alarm service, window cleaning and elevator maintenance;

             (5) Cost of all insurance relating to the Complex, including, but not limited to, casualty insurance, rental insurance and liability insurance applicable to the Complex and Landlord's personal property used in connection therewith as well as any deductible sum required by any such policies;

             (6) All taxes and assessments and governmental charges (including but not limited to mortgage taxes and other taxes and assessments passed on to Landlord by a mortgagee holding a lien on the Complex), whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Leased Premises or by others, subsequently created or otherwise and any other taxes, association dues and assessments attributable to the Complex or its operation excluding, however, income taxes, estate and inheritance taxes, excess profit taxes, franchise taxes, taxes imposed on or measured by the income of Landlord from operation of Complex, sales and other taxes imposed on amounts paid by Tenant hereunder (including, without limitation, sales taxes imposed on the Parking Charge, as hereinafter defined), and taxes imposed on account of a transfer of ownership of the Complex or the Land;

             (7) Cost of repairs and general maintenance (excluding such repairs and general maintenance paid by insurance proceeds or by Tenant or other third parties and alterations attributable solely to tenants of the Building other than Tenant);

             (8) Legal expenses and accounting expenses incurred with respect to the Complex;

             (9) Fees for management services, whether provided by an independent management company, by Landlord or by any affiliate of Landlord;

             (10) Costs in order to comply with federal or state laws or municipal ordinances or codes or regulations promulgated under any of the same;

             (11) Amortization of the cost of installation of capital investment items which are primarily for the purpose of reducing (or avoiding increases in) operating costs or which may be required by governmental authority. The costs of such capital investment items under this Section 2.02(d)(11) shall include costs incurred in financing the purchase of such items, including loan fees and interest. All costs of such capital investment items shall be amortized over the reasonable life of such items with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles and in no event to extend beyond the reasonable life of the Complex;

             (12) Replacement of flourescent lamps in Building Standard light fixtures and incandescent bulb or flourescent lamp replacement in public toilet and restroom areas, Complex common areas and stairwells;

             (13) Rent or rental value of Landlord's leasing and management offices on or near the Building (provided, in the event Landlord's leasing and management offices are located outside the Building, such rent or rental value shall be prorated);

             (14) Actual Operating Expenses shall not include (i) expenditures classified as capital expenditures for Federal income tax purposes (except as set forth in Section 2.02(d)(11), (ii) costs for which Landlord is entitled to specific reimbursement by Tenant, any other tenant of the Building, or any other third party, (iii) allowances for expenses to be incurred by Landlord for improvements to Leased Premises,
       (iv) leasing commissions, and all non-cash expenses (including depreciation), and (v) debt service on any indebtedness secured by the Complex (except debt service on indebtedness to purchase or pay for items specified as permissible Basic Operating Costs under Section 2.02(d)(1) through (12)), (vi) unless otherwise permitted pursuant to this Lease, the cost of any improvements, repairs, alterations, additions, changes, replacements, equipment, tools and other items which under generally accepted accounting principles are required to be classified as capital expenditures, (whether incurred directly or through a lease or service contract or otherwise) other than amortization of the cost of capital (and the installation thereof) items which are reasonably expected to reduce operating costs for the benefit of all of the Building's tenants or which may be required by any governmental authority (all of such costs, including interest costs, shall be amortized over the reasonable life of the capital items, with a reasonable life and amortization schedule being determined by Landlord according to generally accepted accounting principles), (vii) depreciation of the Building, and all equipment, fixtures, improvements and facilities used in connection therewith, except as provided in (vi) above, (viii) advertising, promotional expenses, leasing commissions, attorneys fees (unless incurred as a result of Landlord's effort to reduce Actual Operating Expenses), costs and disbursements and other expenses incurred in connection with negotiations with tenants or prospective tenants or other occupants in the Building, (ix) any property taxes, assessments, or other governmental charges to the extent that Landlord is reimbursed for same by any tenant of the Building (excluding reimbursements paid through additional rent payments), (x) the cost of repairs or other work occasioned by any casualty which is covered by insurance, but only to the extent of the insurance proceeds received by Landlord net of deductibles and cost of adjustment, (xi) the cost of renovating or otherwise improving or decorating, painting or redecorating space in the Building which is or normally would be occupied by tenants, except in connection with general maintenance of the Building, (xii) Landlord's costs of electricity and other services sold or provided to tenants in the Building and for which Landlord is reimbursed by such tenants as a separate additional charge, (xiii) expenses incurred in connection with services or other benefits which are in excess of the services provided by Landlord pursuant to Section 3.01 hereof, but are provided to other tenants or occupants of the Building, (xiv) costs (limited to penalties, fines and associated legal expenses) incurred due to violation by Landlord of the terms and conditions of any lease or rental arrangement covering space in the Building, (xv) overhead and profit increment paid to subsidiaries, partners or other affiliates of Landlord and salaries and associated costs of Landlord's employees for services on or to the Building, to the extent only that the cost of such services exceeds competitive costs of such services were they not so rendered by a subsidiary or other affiliate of Landlord, (xvi) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, (xvii) all items and services for which tenants reimburse Landlord, but only to the extent Landlord is reimbursed for same, (xviii) the costs incurred related to maintaining Landlord's existence, either as a corporation, partnership or other entity, (xix) the costs incurred in connection with correcting defects in the construction of the Building or in the Building equipment (except the conditions resulting from ordinary wear and tear and use shall not be deemed defects for the purposes of this category), (xx) interest on debt or amortization payments on any mortgage or mortgages or rental payments under any ground or underlying leases (except to the extent that same may be made to pay insurance and taxes), (xxi) interest and penalties due to late payments of taxes, utility bills and other such costs, (xxii) salaries or other compensation paid to employees of Landlord above the grade of building manager, (xxiii) the cost of any repairs occasioned by eminent domain to the extent that such costs are reimbursed to Landlord by governmental authorities in eminent domain proceedings, (xxiv) costs (limited to penalties, fines and associated legal expenses) incurred due to the violation by Landlord of any applicable federal, state and/or local government laws, codes and similar regulations that would not have been incurred but for such violations by Landlord, (xxv) transfer tax, and (xxvi) management fees incurred by Landlord for the management of the Building which exceed three percent (3%) of gross rentals of the Building.

             (15) Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Building is not fully occupied during any year or any portion of any year of the Term, an adjustment shall be made in computing the Actual Operating Expenses for that year so that such expenses shall be increased for that year to the amount that, in Landlord's judgment, would have been incurred had the total Rentable Area of the entire Building been fully occupied during the entirety of that year. It is the intent of this Section that Landlord shall not be required to bear any portion of the Actual Operating Expenses which exceed the Base Operating Expenses Rate for any year or partial year of the Term of this Lease.

       (f) Provided that Tenant is not in default under this Lease, and subject to this paragraph, Tenant, at its sole expense, shall have the right, upon giving reasonable notice, to audit Landlord's books and records relating to any increased or additional rental payable hereunder for the immediately preceding calendar year for the purpose of determining whether the provisions of this Section 2.02 have been followed. If Tenant elects to exercise this right, Tenant must do so within one hundred twenty (120) days after the date Landlord delivers to Tenant the statement described in Section 2.02(b) or Tenant shall be deemed to have accepted the Actual Operating Expenses as presented by Landlord. If Tenant elects to audit Landlord's books and records, such audit shall be conducted by a certified public accountant licensed in Texas. Should Tenant's audit reveal that Landlord's determination of Actual Operating Expenses exceeded Actual Operating Expenses by an amount exceeding five percent (5%), then, provided Landlord's CPA reasonably agrees with the conclusions reached by Tenant's CPA, Landlord shall reimburse Tenant for the reasonable costs of performing such audit and shall further promptly reimburse to Tenant the total excess amount paid; provided, however, nothing herein shall preclude Tenant from seeking reimbursement of any contested amount it claims to have paid to Landlord irrespective of whether Landlord's CPA is in agreement with such audit results.

2.03. Parking. Landlord hereby agrees to make available to Tenant and Tenant hereby agrees to pay for and take, during the full term of this Lease, 3.5 parking permits for each 1,000 rentable square feet leased by Tenant, of which up to ninety (90) of such permits may be assigned permits located in the covered portion of the Building Garage. With the exception of Tenant's assigned permits in the covered portion of the Building Garage, all of Tenant's permits shall be provided on an unassigned, first come, first served basis.

       The monthly rate for each of the parking permits for assigned parking shall be $ 25.00 plus taxes, and for unassigned parking shall be $0.00 plus taxes. Said rentals shall be due and payable to Landlord as additional Rent ("Parking Rental") on the first day of each calendar month during the term of this Lease. Failure by Tenant to pay Parking Rentals when due shall constitute an Event of Default pursuant to Section 5.08(a) herein. Tenant agrees to comply with Landlord's Parking rules and regulations as described in the attached Exhibit "F". Notwithstanding the above, Parking Rental for Tenant's assigned parking permits shall be abated months one (1) through sixty-three (63) of the Lease Term. Any additional assigned or unassigned parking permits granted Tenant as a result of an expansion of the Leased Premises shall be provided at the then prevailing monthly rate offered by comparable office buildings in the Park Ten area of Houston, Texas, including the Building. Effective upon the expiration of month sixty-three (63) of the primary Lease Term, Tenant shall have the one (1) time option of reducing the number of assigned permits in the Building Garage. In order to exercise this option, Tenant shall notify Landlord not later than expiration of month sixty-one (61) of the primary Lease Term, and shall include in such notice the number and location of assigned permits it shall pay for and take during the remainder of primary Lease Term.

2.04. Payment of Rent. The term "Rent" as used herein shall mean the Base Rental, the Tenant's proportionate Share of Actual Operating Expenses in excess of the Base Operating Expenses Rate, the Parking Rentals and all other amounts provided for in this Lease to be paid by Tenant, all of which shall constitute rental in consideration for this Lease and the leasing of the Leased Premises. The term "Additional Rent" as used herein means Rent exclusive of Base Rental. The Rent shall be due and payable in advance in monthly installments on the first day of each calendar month during the Term hereof, in legal tender of the United States of America to Landlord at the address shown in Section 5.16 or to such other person or at such other address as Landlord may from time to time designate in writing. The Rent shall be paid without notice, demand, abatement, deduction or offset except as otherwise expressly provided for in the Lease . In no event shall the Landlord accept or be bound by any payment of Rent more than thirty (30) days in advance, unless otherwise agreed to in writing between Landlord and Tenant. If the Term commences or ends on other than the first or last day of a calendar month, then the installment of Base Rental and the Parking Rentals for such partial month shall be appropriately prorated. If the Term commences or ends at any time other than the first day of a calendar year, the Tenant's Proportional Share of Actual Operating Expenses in excess of the Base Operating Expenses Rate shall be prorated for such year according to the number of days of the Term during such year. In no event shall Base Rental or monthly installments thereof be less than the amounts specified in Section 2.01.

2.05. First Month's Rental. Landlord hereby acknowledges receipt of $125,128.00, representing the first month's rental paid in advance, to be applied to the Rent for the first month of the Term when due. In the event Tenant leases more area of the Building than the Minimum Rentable Area, then Tenant agrees to remit the equivalent of one (1) month's rental to Landlord for the additional space within ten (10) days following the receipt of invoice.

                                    Article 3
                               Landlord's Services
                               -------------------

3.01.  Services to be Furnished by Landlord.

       (a) Landlord shall use reasonable efforts to furnish, subject to the Building Rules and Regulations (hereinafter defined) and Tenant's performance of its obligations hereunder, the following services:

             (1) Air-conditioning and heating in season, during Normal Building Operating Hours (hereafter defined), at such temperatures and in such amounts as are considered by Landlord to be standard, and in accordance with other comparable buildings in the Park Ten area of Houston, Texas;

             (2) Hot and cold water for laboratory, lavatory and drinking purposes in amounts considered by Landlord to be standard, and in accordance with other comparable office buildings in the Park Ten area of Houston, Texas. If Tenant requires water in excess of such amounts for laboratory purposes, the costs of furnishing such excess water will be borne solely by Tenant.

             (3) Janitor service in and about the Building and the Leased Premises five (5) days per week, and semi-annual window washing; however, Tenant shall pay, as additional Rent upon presentation of a statement therefor by Landlord, the additional costs attributable to the cleaning of improvements within the Leased Premises other than Building Standard (hereinafter defined) improvements;

             (4) Elevators for access to and egress from the Leased Premises on a non-exclusive basis 7 days per week, 24 hours per day;

             (5) Electrical facilities to furnish sufficient power for typewriters, calculating machines, photocopying machines, fax machines, computers and other machines of similar low voltage electrical consumption such that the total electrical power consumption shall not exceed one and one-half (1 1/2) watts per square foot of the rentable area contained within the Leased Premises; but not including electricity required for electronic data processing equipment, special lighting in excess of Building Standard (defined as one (1) 2'x4' fluorescent fixture per ninety (90) rentable square feet), and any other electrical equipment which requires a voltage other than 110/120 volts single phase (other than photo duplication machines, which shall be considered building standard so long as Tenant's consumption of electricity does not exceed
       1.5 watts per square foot of rentable area continued within the Leased Premises. If the installation of said electrical equipment requires additional air conditioning capacity above that provided by the Building Standard system, then the additional air conditioning installation and operating costs will be the obligation of Tenant. Landlord, at its option and at Tenant's expense, may cause an electric current meter or such similar device to be installed in or near the Leased Premises so as to measure the amount of electric current consumed by Tenant.

             (6) Replacement of fluorescent lamps in Building Standard light fixtures and incandescent bulb or fluorescent lamp replacement in public toilet and restroom areas, Complex common areas and stairwells; and

             (7) Equipment and personnel to limit access to the Building after normal business hours which shall consist of an unmanned security cardkey access system similar in design and quality found in similar buildings in the Park Ten area; PROVIDED, HOWEVER, SO LONG AS LANDLORD IS PROVIDING THE AFOREMENTIONED SECURITY CARDKEY ACCESS SYSTEM, LANDLORD SHALL HAVE NO FURTHER RESPONSIBILITY TO PREVENT, AND SHALL

       NOT BE LIABLE TO TENANT FOR, AND SHALL BE INDEMNIFIED BY TENANT AGAINST, LIABILITY OR LOSS TO TENANT, ITS AGENTS, EMPLOYEES AND VISITORS ARISING OUT OF LOSSES DUE TO THEFT, BURGLARY, OR DAMAGE OR INJURY TO PERSONS OR PROPERTY CAUSED BY PERSONS GAINING ACCESS TO THE BUILDING, GARAGE OR THE LEASED PREMISES, AND TENANT HEREBY RELEASES LANDLORD FROM ALL LIABILITY RELATING THERETO, REGARDLESS OF WHETHER SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF LANDLORD. Landlord shall furnish an adequate number of cardkeys for the Leased Premises (not to exceed 3.5 cardkeys per 1,000 square feet of Rentable Area), and any additional cardkeys will be furnished at a charge equal to Landlord's actual cost on an order signed by Tenant or Tenant's authorized representative. All such cardkeys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Leased Premises without Landlord's permission, and Tenant shall not make or permit to be made any duplicates of such cardkeys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all the cardkeys for the Leased Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets, and vault doors, if any, in the Leased Premises.

       (b) "Normal Building Operating Hours" shall be from 7:00 a.m. to 6:00 p.m. Monday through Friday, and 7:00 a.m. to 1:00 p.m. Saturday, exclusive of Sundays and "holidays". Service on Sundays, building holidays and outside of Normal Building Operating Hours shall be provided only upon Tenant's request and agreement in advance to bear the cost of operations attributable to such additional services, not to exceed Landlord's actual cost plus a reasonable repair/depreciation charge. "Holidays" shall refer to New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday following Thanksgiving Day, Christmas Day, and other holidays commonly observed by a majority of the tenants of the Building. If the holiday occurs on Saturday or Sunday, the Friday preceding or the Monday following may, at Landlord's discretion, be observed as a holiday.

       (c) Failure by Landlord to any extent to furnish services hereunder or any cessation thereof shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any of such services be interrupted, Landlord shall use reasonable diligence to restore the same promptly, but Tenant shall have no claim for rebate of Rent, damages, or eviction on account thereof, and Tenant waives all rights it may have at law or in equity, including any rights Tenant may have arising from implied warranties of suitability. Notwithstanding the above, Landlord acknowledges that there are certain Essential Landlord Services in the absence of which Tenant would not be able to conduct business in or utilize the Leased Premises for the purpose they were let. For purposes herein, Essential Landlord Services shall be defined, and strictly limited to, air conditioning and heating, hot and cold water (for laboratory, lavatory and drinking purposes only), elevator service, sewer service and electrical power. In the event Essential Landlord Services are interrupted, and such interruption is not caused by the act or omission of Tenant, and such interruption continues for a period of five (5) consecutive business days, then commencing upon the sixth (6th) consecutive business day Tenant (as its sole and exclusive remedy) shall be entitled to an abatement of Base Rental and Additional Rent until such time as the Essential Landlord Services are restored.

         (d) Tenant shall pay to Landlord, monthly as billed, as Additional Rent hereunder, such charges as may be separately metered for (i) any utility services utilized by Tenant for computers, data processing equipment or other similar electrical equipment; (ii) extra lighting; (iii) air-conditioning, heating and other services in excess of that stated in Sections 3.01(5) hereof; or (iv) other air-conditioning, heating and services not standard for the Building or provided at times other than Normal Building Operating Hours. Tenant shall pay all costs associated with providing separate utility meters to the Leased Premises. In the event separate utility meters are provided to the Leased Premises, Landlord may elect to have all charges for the utilities separately metered to the Leased Premises, and if such utility consumption exceeds the Building Standard amounts described in Section 3.01a(5), Tenant will be responsible for the costs of utilities in excess of Building Standard amounts. In the event that Landlord furnishes extra or additional services to be paid for by Tenant, a failure to pay for such services within ten (10) days after notice shall constitute an Event of Default and shall further authorize Landlord, at Landlord's discretion and without notice, to discontinue all such services.

3.02. Access by Tenant Prior to Commencement of Term. Landlord shall permit Tenant and its employees, agents and suppliers to enter the Leased Premises prior to the Commencement Date to enable Tenant to do such things as may be required by Tenant to make the Leased Premises ready for Tenant's occupancy. If such permission is granted, such parties will not interfere with or delay the performance of any activities by Landlord or other occupants of the Building. Landlord may withdraw such permission upon twenty-four (24) hours notice to Tenant if Landlord determines that any such interference or delay has been or may be caused. Any such entry into the Leased Premises shall be at Tenant's risk and Landlord shall not be liable in any way for personal injury, death, or property damage which may be suffered in or about the Leased Premises or the Building by Tenant or its employees, agents, contractors, suppliers or workmen, and Tenant hereby indemnifies Landlord therefrom.

3.03.    Condition of Building, Premises and Leasehold Improvements.

         (a) Landlord will cause the Building to be constructed in accordance with Exhibit "D." The Leased Premises shall be delivered to Tenant at the Commencement Date with the leasehold improvements and tenant finish set forth and described on Exhibit "C" attached hereto. The cost of all installation of improvements to the Leased Premises requested by Tenant following the Commencement Date (calculated at Landlord's actual cost plus an additional charge of five percent (5 %) to cover overhead) shall be for Tenant's account and at Tenant's cost (and Tenant shall pay ad valorem taxes thereon), which cost shall be payable by Tenant to Landlord as a part of the Rent hereunder promptly upon being invoiced therefor, and failure by Tenant to pay such cost in full within thirty (30) days after the date of billing shall constitute failure to pay Rent when due and an Event of Default by Tenant hereunder giving rise to all remedies available to Landlord under this Lease.

         (b) Subject to Section 3.03(c), if on the Commencement Date specified in Section 1.02 the Building has not been completed or any of the work described in Exhibit "C" that is required to be performed by Landlord at Landlord's expense has not been substantially completed as reasonably determined by Landlord, or if Landlord is unable to tender possession of the Leased Premises to Tenant on the Commencement Date, then the Commencement Date (and commencement of installments of Rent) shall be postponed until the Building is completed and/or such work to be performed in the Leased Premises at Landlord's expense is substantially completed as reasonably determined by Landlord or until Landlord is able to tender possession of the Leased Premises to Tenant, as the case may be, and such postponement shall operate to extend the expiration date specified in Section 1.02 hereof in order to give full effect to the stated duration of the Term. The deferment of installments of Rent and postponement of the Commencement Date pursuant to this Section 3.03(b) shall, except as provided below, be Tenant's exclusive remedy for Landlord's delay of completion of improvements to the Leased Premises or failure to tender possession of the Leased Premises to Tenant of Building and/or Tenant shall have no claim against Landlord because of any such delay in completion of Improvements or failure to deliver the Leased Premises. Notwithstanding the foregoing, if the Building and/or Landlord's work for the Leased Premises is not substantially complete by June 1, 2000, either Tenant or Landlord shall have the right to terminate this Lease.

         (c)   No delay in the completion of the Leased Premises resulting from
(i) delay or failure on the part of Tenant in furnishing information or other matters required in, by or in connection with Exhibit "C", (ii) changes ordered by Tenant in the Leasehold Improvements (hereinafter defined), or (iii) delay or failure on the part of Tenant to pay any amounts required to be paid by Tenant for construction of improvements to the Leased Premises, shall delay the Commencement Date, expiration date, or commencement of payment of Rent. If prior to the Commencement Date Tenant shall enter into possession of all or any part of the Leased Premises, (other than an entry with Landlord's consent pursuant to Section 3.02) then the Term, the payment of monthly installments of Rent and all other obligations of Tenant to be performed during the Term shall commence on, and the Commencement Date shall be deemed for all purposes to be, the date of such entry, and the total amount of Rent shall be increased accordingly, provided that no such early entry shall operate to change the expiration date provided herein.

         (d) Unless otherwise agreed to in writing between Landlord and Tenant, all alterations, physical additions, or improvements in or to the Leased Premises (including fixtures) shall, when made, become the property of Landlord and shall be surrendered to Landlord upon termination of this Lease, whether by lapse of time or otherwise; provided, however, this clause shall not apply to trade fixtures, moveable equipment or furniture owned by Tenant or any other party. Notwithstanding the above, upon request by Landlord, Tenant agrees to remove all equipment and fixtures from its laboratory facility upon termination of the Lease.

         (e) Tenant shall indemnify and hold harmless Landlord from and against all costs (including attorneys' fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any alterations, additions or improvements made by Tenant to the Leased Premises, including but not limited to any mechanics' or materialmen's liens asserted in connection therewith.

         (f) Tenant shall not be deemed to be the agent or representative of Landlord in making any such alterations, physical additions or improvements to the Leased Premises, and shall have no right, power or authority to encumber any interest in the Complex in connection therewith other than Tenant's leasehold estate under this Lease. However, should any mechanics' or other liens be filed against any portion of the Complex or any interest therein (other than Tenant's leasehold estate hereunder) by reason of Tenant's acts or omissions or because of a claim against Tenant or its contractors, Tenant shall cause the same to be canceled or discharged by record of bond or otherwise within thirty (30) business days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said thirty (30) business day period, which failure shall be deemed to be a default hereunder, Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder, cancel or discharge the same and upon Landlord's demand, Tenant shall promptly reimburse Landlord for all costs incurred in canceling or discharging such lien or liens.

         (g) Upon the Commencement Date, Landlord represents and warrants that the Complex and Leased Premises, as same shall be constructed or improved in accordance with this Lease, including Exhibits "C" and "D" will be in compliance with all applicable building codes, rules, regulations and applicable laws governing occupancy of the Building ("Applicable Laws") including Title III of the Americans with Disabilities Act of 1990, Public Law 101-336, as amplified by the final rule promulgated by the Department of Justice in Section 28 of the Code of the Federal Regulations, part 35, as the aforesaid Act of Regulations may be hereafter modified or amended (the "ADA"). If, subsequent to the Commencement Date, any Applicable Law or the ADA is modified or new legislation enacted so that the Leased Premises or any improvements, personal property, fixtures or any other matter or thing comprising of or located within the Leased Premises must be removed, altered, modified, improved, reconstructed, added or changed in order to cause the Leased Premises, or any aspect thereof, to be in compliance with the requirements of such Applicable Law or the ADA, Landlord shall use reasonable best efforts to notify Tenant of the same, in which event Tenant shall promptly undertake such removal, alteration, modification improvement, reconstruction, addition or change at the sole cost of the Tenant, so that the Leased Premises and all aspects thereof shall be in compliance with such Applicable Law or the ADA and any other law, code, statute, regulation or ordinance applicable to the Leased Premises. Prior to commencing work necessary to cause the Leased Premises to comply with the requirements of the ADA and all other Applicable Laws, the Tenant shall notify the Landlord of the work to be undertaken by the Tenant in this regard. The failure of the Tenant to undertake work necessary to cause the Leased Premises to comply with the requirements of such Applicable Law or the ADA within thirty (30) days after receipt of notice to undertake such work, whether from the Landlord or regulatory authority, shall constitute an Event of Default pursuant to the terms and provisions of this Lease. The cost of improving, altering, modifying, or otherwise changing the Leased Premises in order to comply with the requirements of the ADA shall be the Tenant's cost, notwithstanding the fact that compliance with such Applicable Law or the ADA was necessitated by, or as a result of, alterations in the Leased Premises, which alterations were or are to be undertaken by the Landlord at the Landlord's sole cost and expense. In the event that the Leased Premises, the Building, the Complex or any portion or aspect of any of them is determined to fail to comply with such Applicable Law or the ADA, such failure of compliance shall not constitute a default or a failure of performance on the part of the Landlord pursuant to the terms and provisions of this Lease. In the event that the Landlord determines, in its sole discretion, that portions of the Building or the Complex should be improved, altered, modified or otherwise changed in order to cause the Building or the Complex, or any portion of any of them, to be in compliance with the requirements of such Applicable Law or the ADA, it shall undertake such improvements, alterations, modification or changes to the Building or the Complex as the Landlord deems necessary to cause such improvements to comply with the requirements of such Applicable Law or the ADA. Notwithstanding anything to the contrary contained in this Lease following the Commencement Date, all costs and expenses for labor, materials, architectural fees, engineering fees, overhead, insurance, services or supplies incurred by the Landlord in causing the Building or the Complex to comply with the requirements of any Applicable Law or the ADA shall constitute Actual Operating Expenses of the Building even though such costs may be in the nature of capital improvements or expenses, and shall be reimbursed to the Landlord as a part of Actual Operating Expense in accordance with the terms and provisions of this Lease.

3.04. Repair and Maintenance by Landlord. After the Commencement Date and completion of Tenant's punch list items, Landlord shall not be required to make any improvements or repairs of any kind or character to the Leased Premises or the Complex, other than such repairs as may be required to the Building corridors and lobbies and structural members of the Building and Garage and as contained in the Addendum, any damage to the Leased Premises caused by Landlord, or its contractors, making other space in the Building ready for occupancy by other tenants, and such repairs and maintenance as may be deemed necessary solely by Landlord for normal operations for the Complex consistent with the standards maintained by owners of similar buildings in the Park Ten area. This
Section 3.04 shall not apply in the case of damage or destruction by fire or other casualty (as to which Section 5.02 shall apply), or damage resulting from an eminent domain taking (as to which Section 5.01 shall apply). Except to the extent not reasonably avoidable in connection with temporary construction, renovation, repair, maintenance or other necessary activities of Landlord in the Building, and except in connection with the exercise of remedies it may have against Tenant in the event of default by Tenant under this Lease, Landlord shall conduct its business and control its agents, employees and contractors in such manner as not to create any nuisance, or interfere with, annoy or disturb Tenant in its occupancy of the Leased Premises. Landlord shall not, in its operation of the Building, cause any strong, unusual, offensive or objectionable odors, gases or vapors to be produced within, or to migrate to, the Building, Garage or Leased Premises at such times as they are occupied by Tenant or its employees or invitees except to the extent not reasonably avoidable in connection with temporary construction, renovation, repair, maintenance or other necessary activities of Landlord in the Building. Landlord will make reasonable efforts to notify Tenant prior to any construction or other activity in the Building which may temporarily disturb Tenant in its normal business operations. Landlord agrees it will not engage in construction or other activity in the

Building which will interfere unreasonably with Tenant's conduct of business on the Leased Premises and there will be no core drilling on the floors on which the Leased Premises are located or on any adjacent floors between the hours of 8:00 AM and 5:00 PM, Monday through Friday.

                                    Article 4
                               Tenant's Covenants
                               ------------------

4.01. Payments by Tenant. Tenant agrees to timely pay the Rent and all rents and sums provided to be paid to Landlord hereunder at the times and in the manner herein provided.

4.02. Certain Taxes. Tenant shall pay all ad valorem taxes on all improvements installed in the Leased Premises that are in excess of those installed by Landlord from time to time as Building Standard or in excess of the items to be installed by Landlord at Landlord's cost under Exhibit "C" or specified in Section 3.03(a) hereof.

4.03. Repairs by Tenant. Tenant shall, at its cost, repair or replace any damage to the Building, or any part thereof, caused by Tenant or Tenant's agents, employees, invitees or visitors; provided if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make such repairs or replacements and the cost thereof (plus five percent (5%) for overhead to Landlord) shall be payable by Tenant on demand as a part of the Rent hereunder, and failure of Tenant to pay such costs within thirty ( 30 ) days, following written notice from Landlord, shall constitute a failure to pay Rent when due and an Event of Default by Tenant hereunder.

4.04. Care of the Leased Premises. Tenant shall maintain the Leased Premises in a clean, attractive condition, and not commit or allow any waste or damage to be committed on or to any portion of the Leased Premises, and at the expiration or termination of this Lease shall deliver up the Leased Premises to Landlord in as good condition as at date of possession by Tenant, ordinary wear and tear and damage from casualty or condemnation excepted.

4.05.    Tenant Floor Plans: See Exhibit "C".

4.06.    Assignment or Sublease.

         (a) Tenant shall not assign this Lease or sublease the Leased Premises or any part thereof or mortgage, pledge or hypothecate its leasehold interest or grant any concession or license within the Leased Premises (any such assignment, sublease, mortgage, pledge, hypothecation, or grant of a concession or license being hereinafter referred to in this Section 4.06 as a "Transfer") without the prior express written permission of Landlord, which will not be unreasonably withheld or delayed; provided, however, that Landlord's right to terminate this Lease as to any space for which Tenant requests permission to make a Transfer shall not be limited, qualified or in any way affected by or subject to the agreement that permission will not be unreasonably withheld, it being understood and agreed that if Tenant requests Landlord's permission to make a Transfer, Landlord shall have the right, in its sole discretion, for any reason or for no reason, to terminate this Lease as to the space so affected as hereinafter provided. Any attempt to effect a Transfer without such permission of Landlord shall be void and of no effect. Tenant acknowledges that any assignment or sublease is also subject to the prior written consent of any Landlord's Mortgagee (as defined in Section 4.10). Without limiting the generality of what may constitute reasonable grounds for withholding permission, it is stipulated and agreed that during the initial eighteen (18) months of the Lease Term, a refusal to permit a Transfer to another tenant in the Building, or a refusal to permit a Transfer to a proposed assignee or sublessee with whom Landlord has been negotiating to lease space in the Building shall be deemed reasonable. At all times a refusal to permit a Transfer that is related to the creditworthiness or financial condition of the proposed assignee or sublessee shall be deemed reasonable. In order for Tenant to make a Transfer, Tenant must request in writing Landlord's permission within at least sixty (60) days in advance of the date on which Tenant desires to make a Transfer, after which Landlord shall then have a period of thirty (30) days following receipt of such notice within which to notify Tenant in writing that Landlord elects (i) to terminate this Lease as to the space so affected as of the date so specified by Tenant in which event Tenant will be relieved of all further obligations hereunder as to such space, (ii) to permit Tenant to assign or sublet such space, subject, however, to prior written approval of the proposed assignee or sublessee by Landlord, or (iii) to refuse consent to Tenant's requested Transfer and to continue this Lease in full force and effect as to the entire Leased Premises. If Landlord shall fail to notify Tenant in writing of such election within said thirty (30) day period, Landlord shall be deemed to have elected option (iii) above. If Landlord elects to exercise option (ii) above, Tenant agrees to provide at its expense, direct access from any sublet space or concession area to a public corridor of the Building. The prohibition against a Transfer contained herein shall be construed to include a prohibition against any Transfer by operation of law. Tenant shall not cause or permit any advertisement for a proposed Transfer to be published without the prior approval of Landlord, and during the initial eighteen (18) months of the Lease Term, no advertisement of a rental rate less than that which Landlord is then asking for similar space in the Building will be permitted.

         (b) Notwithstanding that the prior express written permission of Landlord to a Transfer may have been obtained under the provisions of Section 4.06(a), the following shall apply:

               (1) Tenant shall (i) in the event of an assignment, cause the assignee to expressly assume in writing and to agree to perform all of the covenants, duties and obligations of Tenant hereunder, and such assignee shall be jointly and severally liable therefor along with Tenant; (ii) cause such assignee or sublessee to grant Landlord an express first and prior contract lien and security interest in the same manner as the lien granted by Tenant to Landlord under Section 5.03 hereof; (iii) subordinate to Landlord's statutory lien and the aforesaid contract lien and security interest any liens or other rights which Tenant may claim with respect to any fixtures, equipment, goods, merchandise or other property owned by or leased to the proposed assignee or sublessee or other party intending to occupy the Leased Premises; and (iv) agree with Landlord that in the event that the rent or other consideration due and payable by a sublessee or assignee under any such permitted sublease or assignment exceeds the Rent for the portion of the Leased Premises so transferred, then Tenant shall pay Landlord as additional rental hereunder fifty percent (50%) of such excess rental and other consideration immediately upon receipt thereof by Tenant from such transferee.

               (2) A signed counterpart of all instruments relative to a Transfer (executed by all parties to such transaction with the exception of Landlord) shall be submitted by Tenant to Landlord prior to or contemporaneously with the request for Landlord's written consent thereto; and, Tenant shall reimburse Landlord for all reasonable attorney's fees incurred in connection with Landlord's review and approval of such instruments;

               (3) No usage of the Lease Premises different from the usage herein provided to be made by Tenant shall be permitted without the prior written consent of the Landlord, and all of the terms and provisions of this Lease shall continue to apply after a Transfer; and

               (4) In any case where Landlord consents to a Transfer, Tenant will nevertheless remain directly and primarily liable for the performance of all the covenants, duties and obligations of Tenant hereunder (including, without limitation, the obligation to pay all Rent herein provided to be paid), and Landlord shall be permitted to enforce the provisions of this Lease against the undersigned Tenant or any transferee, or both, without demand upon or proceeding in any way against any other persons.

         (c) If Tenant is a corporation then any transfer of this Lease by merger, consolidation or dissolution or any change in ownership or power to vote a majority of the voting stock in Tenant outstanding at the time of execution of this Lease shall constitute a Transfer for the purposes of this Lease; provided, however, that acquisition of all stock of a corporate tenant by any corporation, the stock of which is registered pursuant to the Securities Act of 1933 or the merger of a corporate tenant into such a corporation, the stock of which is so registered, shall not be deemed to be a violation of Section 4.06(a). For purposes of this Section 4.06(c), the term "voting stock" shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation involved.

         (d) If Tenant is a general partnership having one or more corporations as partners or if Tenant is a limited partnership having one or more corporations as general partners, the provisions of Section 4.06(c) shall apply to each of such corporations as if such corporations alone had been the Tenant hereunder. If Tenant is a general or limited partnership, joint venture, or other form of association, the transfer of a majority of the ownership interests therein shall constitute a Transfer for the purposes of this Lease.

         (e) The consent by Landlord to a particular Transfer shall not be deemed a consent to any other subsequent Transfer. If this Lease, the Leased Premises or the Tenant's leasehold interest therein, or if any portion of the foregoing is transferred, or if the Leased Premises are occupied in whole or in part by anyone other than Tenant without the prior consent of Landlord as provided herein, Landlord may nevertheless collect rent from the transferee or other occupant and apply the net amount collected to the Rent payable hereunder, but no such transaction or collection of rent or application thereof by Landlord shall be deemed a waiver of the provisions hereof or a release of Tenant from the further performance by Tenant of its covenants, duties and obligations hereunder.

         (f) Notwithstanding anything to the contrary, no approval or consent shall be required for a Transfer to a "subsidiary", "affiliate" or a "successor" of Tenant.

For purposes of this Section 4.06, a "subsidiary", "affiliate" or a "successor" of Tenant shall mean the following:

               (1) An "affiliate" shall mean any corporation which, directly or indirectly, controls or is controlled by or is under common control with Tenant. For this purpose, "control" shall mean the possession, directly or indirectly, or the power to direct or cause a direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

               (2) A "subsidiary" shall mean any corporation not less than fifty percent (50%) of whose outstanding stock shall, at the time, be owned directly or indirectly by Tenant.

               (3) A "successor" of Tenant shall mean; (i) a corporation with which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with applicable statutory provisions for merger or consolidation of a corporation, or (ii) a corporation acquiring the lease hereby demised in conjunction with such corporation's acquisitions of all or substantially all of the assets of Tenant, its corporate successors or assigns, or (iii) any corporate successor to a successor corporation becoming such by either of the methods described in (i) or (ii). Notwithstanding anything to the contrary contained herein, in the event of a Transfer to an affiliate, subsidiary or successor (as defined herein) all excess rental or other consideration shall be for the sole benefit of Tenant. Landlord's right to terminate this Lease as to the space so affected as described in 4.06(a)(i) shall be null and void.

4.07. Alterations, Additions, Improvements. Tenant will make no alteration, change, improvement, repair, replacement or addition to the Leased Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed; provided, however, that Landlord shall have no obligation to consent to any alteration or change if, in Landlord's sole opinion, the residual value of the resulting improvements to the Leased Premises will be less than before such alteration or change, unless Tenant, at its expense, agrees to reconstruct the Leased Premises to the condition that existed prior to such alteration, change, improvement, repair, replacement or additions. Tenant may remove its trade fixtures, office supplies and movable office furniture and equipment not attached to the Building provided (i) such removal is made prior to the

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

termination or expiration of the Term; (ii) Tenant is not then in default in the timely performance of any obligation or covenant under this Lease; and (iii) Tenant promptly repairs all damage caused by such removal. All other property and the Leased Premises and any alteration or addition to the Leased Premises and any other articles attached or affixed to the floor, wall, or ceiling of the Leased Premises is a part of the property of Landlord and shall be surrendered with the Leased Premises as part thereof at the termination or expiration of this Lease, without payment or compensation therefor. If, however, Landlord so requests in writing, Tenant will, prior to termination or expiration of this Lease, remove any and all alterations, additions, fixtures, equipment and property placed or installed by Tenant or installed by Landlord at Tenant's expense in the Leased Premises and will repair any damage caused by such removal.

4.08. Compliance with Laws and Usage; Building Rules and Regulations; Liens. Tenant, at its cost, shall comply with all federal, state, municipal and other laws and ordinances applicable to the Leased Premises and the business conducted therein by Tenant (including, but not limited to, all statutes, rules and regulations covering the use, storage, transportation and disposal of hazardous substances, including petroleum and other petrochemicals), and with the Building Rules and Regulations set out in Exhibit "E" hereto as such rules and regulations are modified and supplemented by Landlord from time to time, and such other rules and regulations as may be adopted by Landlord from time to time, which when sent by Landlord to Tenant in writing shall be thereafter carried out and observed by Tenant; will not engage in any activity which would cause landlord's fire and extended coverage insurance to be canceled or the rate thereof to be increased (or, at Landlord's option, will pay any such increase); and will not commit any act which is a nuisance or annoyance to Landlord or to other tenants in the Building or which might, in the reasonable judgment of Landlord, appreciably damage Landlord's goodwill or reputation, or tend to injure or depreciate the value of the Complex. Tenant has no authority to encumber the Complex or Leased Premises with any lien, and Tenant shall not suffer or permit any such lien to exist. Should any such lien hereafter be filed, Tenant shall promptly discharge the same at its sole cost.

4.09. Access by Landlord. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Leased Premises at all reasonable hours with reasonable prior advance notice (emergencies excepted) to inspect same; to clean (after Normal Building Operating Hours); to make repairs, alterations or additions thereto, as Landlord may deem necessary or desirable; to show the Leased Premises to prospective purchasers or tenants; or for any other purpose deemed reasonable by Landlord; and Tenant shall not be entitled to any abatement or reduction or Rent by reason thereof. In connection with the foregoing, Landlord will minimize interference with Tenant's business to the extent reasonably possible.

4.10. Landlord's Mortgagee. Tenant agrees with Landlord and with the mortgagee of any mortgage or the beneficiary of any deed of trust now or hereafter constituting a lien on the Complex or the Leased Premises ("Landlord's Mortgagee") that any Landlord's Mortgagee shall have the right at any time to elect, by notice in writing given to Tenant, to make this Lease superior to the lien of such mortgage or deed of trust and upon the giving of such notice to Tenant, this Lease shall be deemed prior and superior to the mortgage or deed of trust in respect to which such notice is given;

and at Landlord's Mortgagee's request Tenant shall execute a recordable instrument establishing this Lease as superior to such lien; or Landlord's Mortgagee may, by like notice, make this Lease subordinate to such mortgage or deed of trust. If Landlord's Mortgagee shall elect to make this Lease subordinate to such mortgage or deed of trust, Tenant agrees to attorn to such Landlord's Mortgagee so long as such Landlord's Mortgagee also agrees to not disturb Tenant's possession under this Lease in the event such Landlord Mortgagee becomes the owner of the Building. In confirmation of such subordination, attornment and non-disturbance agreement, Tenant shall execute promptly any reasonable Subordination, Attornment and Non-Disturbance Agreement that Landlord or such Landlord's Mortgagee may request. Without limiting the foregoing, Tenant agrees to enter into a Subordination, Non-Disturbance and Attornment Agreement in the form attached as Exhibit "H." Tenant further agrees that any Landlord's Mortgagee may demand the payment of Rent and performance of this Lease at any time. Tenant hereby constitutes Landlord as Tenant's attorney-in-fact to execute such Subordination, Attornment and Non-Disturbance Agreement for and on behalf of Tenant should Tenant fail to execute such agreement within fifteen (15) days after written request to do so. In the event of the enforcement by Landlord's Mortgagee of the remedies provided for by law or by such mortgage or deed of trust, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, automatically become the Tenant of such successor in interest without change in terms or other provisions of such lease provided, however, that such successor in interest shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default or any obligations any preceding Landlord; or (iii) bound by any amendment or modification of this Lease made without the written consent of such successor in interest, provided Tenant has been given prior notice of the identity of such successor in interest. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein.

4.11. Estoppel Certificate. At Landlord's request from time to time, Tenant will promptly, without further consideration, execute an estoppel certificate addressed to Landlord's Mortgagee or to such party as Landlord may designate certifying to such notice provisions and other matters as Landlord's Mortgagee or as the other party designated by Landlord may reasonably request. At Landlord's request from time to time, Tenant will promptly execute, without further consideration, a certificate stating the commencement and expiration dates of the Term, the rental then payable hereunder, that there are no defaults on the part of Landlord or claims against Landlord hereunder (or if there are any, stating the same with particularity), and such other information pertaining to this Lease as Landlord may reasonably request, addressed to such party as Landlord may designate.

                                    Article 5
                                Mutual Covenants
                                ----------------

5.01. Condemnation, Loss or Damage. If the Leased Premises, Complex, or any part thereof shall be taken or condemned for any public purpose (or conveyed in lieu or in settlement thereof) to such an extent as to render a material portion of the remainder of the Building or Leased Premises, in the opinion of an independent architect selected by Landlord, not reasonably suitable for occupancy, this Lease shall, at the option of Landlord, forthwith cease and terminate, and all proceeds from any taking or condemnation of the Building and the Leased Premises shall belong to and be paid to Landlord; provided, however, any award for Tenant's personal property and improvements in excess of Building Standard shall be paid to Tenant. If this Lease is not so terminated, Landlord shall repair any damage resulting from such taking, to the extent and in the manner provided in Section 5.02, and Base Rental and Additional Rent hereunder shall be abated to the extent the Leased Premises are rendered untenantable during the period of repair and thereafter be adjusted on an equitable basis considering the areas of the Leased Premises taken and remaining. Nothing contained herein shall preclude the Tenant from seeking a separate damage award from the condemning authority.

5.02.  Fire or Other Casualty; Certain Repairs.

       (a) In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. If the Building or Leased Premises shall be partially destroyed by fire or other casualty so as to render the Leased Premises untenantable in whole or in part in the opinion of Landlord and Tenant, or if, as a result of such fire or other casualty, Tenant is denied access to the Leased Premises, the Base Rental and Additional Rent provided for herein shall abate as to the portion of the Leased Premises rendered untenantable until such time as the Leased Premises are made tenantable as determined by Landlord and Landlord agrees to commence and prosecute such repair work promptly and with reasonable diligence, or if such destruction results in the Leased Premises being untenantable in substantial part for a period reasonably estimated by Landlord to be six (6) months or longer after the date of the destruction, or in the event of total or substantial damage or destruction of the Building where Landlord decides not to rebuild, then all Rent owed up to the date of such damage or destruction shall be paid by Tenant and this Lease shall terminate upon notice thereof to Tenant. Landlord shall give Tenant written notice of its decisions, estimates or elections under this
Section 5.02 within sixty (60) days after any such damage or destruction.

       (b) Should Landlord elect to effect any repairs under Sections 5.01 or 5.02(a), Landlord shall only be obligated to restore or rebuild the Leased Premises to a Building Standard condition, and then only to the extent that insurance proceeds are actually available to Landlord therefor. In the event the Base Rental and Additional Rent or any portion of the Base Rental and Additional Rent is abated under Sections 5.01 or 5.02(a), the expiration date of the Term specified in Section 1.02 shall be extended for the period of such abatement. If insurance proceeds are insufficient to rebuild and Landlord elects not to rebuild with other funds, this Lease will terminate effective the date of destruction.

5.03. Holding Over. If Tenant should remain in possession of the Leased Premises after the termination or expiration of the Term without written consent of Landlord, then Tenant shall be deemed to be occupying the Leased Premises as a tenant-at-sufferance, subject to all the covenants and obligations of this Lease, except that the daily Rent shall be one hundred fifty percent (150%) the Base Rental in effect immediately prior to such expiration or termination, but such holding over shall not extend the Term.

5.04. Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and property referred to herein, and upon any such transfer of assignment and assumption of Landlord's obligations by such assignee, no further liability or obligation shall thereafter accrue against Landlord hereunder.

5.05. Recourse Limitation. Tenant specifically agrees to look solely to the value of Landlord's equity interest in the Building at the time a cause of action in favor of Tenant against Landlord accrues, it being agreed that Landlord (and its partners, officers, directors and shareholders) shall never be personally liable for any such judgment. In addition, Tenant also agrees that Tenant shall not be entitled to recover from Landlord nor any of its agents, servants, employees, partners, officers, directors or shareholders any indirect, special or consequential damages Tenant may incur as a result of a default under this Lease or other action by Landlord, its agents, servants, employees, partners, officers, directors or shareholders. The provisions contained in the foregoing sentences shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any other action not involving the liability of Landlord to respond in monetary damages from assets other than Landlord's interest in the Building.

5.07. Control of Common Areas and Parking Facilities by Landlord. All public lobbies, foyers, corridors and restrooms, all automobile parking areas including (without limitation), the Garage, driveways, entrances and exits thereto, and other facilities furnished by Landlord, including all parking areas, truck way or ways, loading areas, pedestrian walkways, ramps, landscaped areas, stairways and other areas and improvements provided by Landlord for the general use, in common, of tenants, their officers, agents, employees, invitees, licensees, visitors and customers shall be at all times subject to the exclusive control and management of Landlord; Landlord shall have the right, in its sole discretion and at any time, to change or modify any of the facilities and areas mentioned in this Section; and Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations (herein called the "Building Rules and Regulations") with respect to all facilities and areas mentioned in this Section; the initial Building Rules and Regulations are set out in Exhibit "E" hereto and are of equal dignity herewith. Notwithstanding the above, Landlord shall not have the right to change or modify any of the facilities and areas in this Section if such change or modification would have the effect of materially restricting Tenant's access to the Leased Premises.

5.08.  Default by Tenant.

       (a) Each of the following occurrences relative to Tenant shall constitute an "Event of Default:"

             (1) Failure or refusal of Tenant to make the timely payment of any Rent payable under this Lease within five (5) business days following written notice from

         Landlord, that the same is due and payable, but not yet received by Landlord; provided, in no event shall such notice be required of Landlord in excess of two (2) times during any twelve (12) month period;

              (2) The filing or execution or occurrence of a petition in bankruptcy or other insolvency proceeding by or against Tenant or Guarantor, or petition or answer seeking relief under any provision of the Bankruptcy Act; or as assignment for the benefit of creditors or composition; or a petition or other proceeding by or against the Tenant or Guarantor for the appointment of a trustee, receiver or liquidator of Tenant or Guarantor or any of Tenant's or Guarantor's property; or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor of Tenant;

              (3) Failure by Tenant in the performance or compliance with any of the agreements, terms, covenants or conditions provided in this Lease, other than those referred to in (1), (2) or (3) above, for a period of thirty (30) days after notice from Landlord to Tenant specifying the items in default; or

              (4) The occurrence of any other event herein provided to be an Event of Default.

         (b) This Lease and the Term and estate hereby made are subject to the limitation that if and whenever any Event of Default shall occur, Landlord may, at its option and without further written notice to Tenant, in addition to all other remedies given hereunder or by law or equity, do any one or more of the following:

              (1) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Leased Premises to Landlord;

              (2) Enter upon and take possession of the Leased Premises and expel or remove Tenant and any other occupant and all property therefrom with or without having terminated the Lease; and

              (3)  Alter locks and other security devices at the Leased
         Premises so that Tenant will not have access to the Leased Premises. Landlord may take these actions without incurring any liability and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law; Tenant hereby waiving any right to claim damage for such re-entry expulsion.

         (c) Once all applicable written notices are given, cure periods have elapsed and an Event of Default has occurred, any right of Tenant to receive notice of Landlord's intent to exercise any of its remedies is hereby waived.

         (d) Exercise by Landlord of any one or more remedies shall not constitute an acceptance of surrender of the Leased Premises by Tenant, it being understood that such surrender can be effected only by the written agreement of the Landlord and Tenant, with the prior written consent of any Landlord's Mortgagee (as defined in Section 4.10).

         (e) If Landlord terminates this Lease by reason of an Event of Default, Tenant shall pay to Landlord the sum of all Rent and other indebtedness accrued hereunder to the date of such termination, the amounts stated in Section 5.08(f) hereof, plus, as liquidated damages, an amount equal to the then present value of the Rent and all other indebtedness as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of the Term measured from the date of such termination to the date of expiration stated in section 1.02, less the then present fair market rental value of the Leased Premises for such period as reasonably determined by Landlord.

         (f) If Landlord repossesses the Leased Premises without terminating the Lease, then Tenant shall pay to Landlord all Rent and other indebtedness accrued to the date of such repossession, plus Rent and other sums required to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Leased Premises during said period (after deducting expenses incurred by Landlord as provided below); reentry by Landlord will not affect the obligations of Tenant for the unexpired Term. Tenant shall not be entitled to any excess of any Rent obtained by reletting over the Rent herein reserved. Actions to collect amounts due by Tenant may be brought on one or more occasions, without the necessity of Landlord's waiting until expiration of the Term.

         (g) In case of an Event of Default, to the extent the same were not paid or deducted, as appropriate, under Section 5.08(e) or (f), Tenant shall also pay to Landlord: (i) broker's fees incurred by Landlord in connection with reletting the whole or any part of the Leased Premises; (ii) the cost of removing and storing Tenant's or any other occupant's property; (iii) and the cost of repairing, altering, remodeling or otherwise putting the Leased Premises into condition acceptable to a new tenant or tenants; and (iv) all reasonable expenses incurred by Landlord in enforcing Landlord's remedies, including reasonable attorney's fees and court costs. Notwithstanding the above, Tenant's obligation pursuant to this Section (g) shall be limited to the total of items
(i), (ii), (iii) and (iv) multiplied by the percentage obtained by dividing the remainder of Tenant's Lease Term by the substitute tenant(s) lease term.

         (h) Upon termination or repossession of the Leased Premises for an Event of Default, Landlord shall use reasonable efforts to relet the Leased Premises, or any portion thereof, and to collect rental after reletting. In the event of reletting, Landlord may relet the whole or any portion of the Leased Premises for any period, to any tenant, and for any use and purpose. In no event shall Landlord be required to extend any preference to the reletting of the Leased Premises or any portion thereof over other vacant portions of the Building.

         (i) Any and all property which may be removed from the Leased Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Leased Premises shall, at Landlord's option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

       (j) If Tenant should fail to make any payment or perform any obligation hereunder, and such failure continues beyond any applicable cure period allowed hereunder, Landlord, without obligation to do so and without thereby waiving such failure or default, may make such payment and/or perform such obligation for the account of Tenant (and enter the Lease Premises for such purpose), and Tenant shall pay upon demand all costs, expenses and disbursements (including reasonable attorneys' fees) incurred by Landlord in taking such remedial action, plus interest thereon at the highest rate of interest permitted by law.

       (k) In addition to the foregoing, if Tenant abandons or fails to occupy the Leased Premises, or any significant portion thereof, Landlord may, at its election, terminate this Lease.

5.09. Right to Relocate. Notwithstanding anything herein to the contrary, Landlord shall in all cases retain the right and power to relocate Tenant within the Building in space which is comparable in size and location and suited to Tenant's use; such right and power to be exercised reasonably and such relocation to be made at Landlord's sole cost and expense. Landlord shall not be liable or responsible for any claims, damages, or liabilities in connection with or occasioned by such relocation. Landlord's reasonable exercise of such right and power shall include, but shall in no way be limited to, a relocation to consolidate the rentable area occupied in order to provide Landlord services more efficiently, or a relocation to provide contiguous vacant space for a prospective tenant. Notwithstanding the above, Landlord shall not have the right to relocate Tenant from the top two (2) floors of the Building, and shall have the right to relocate Tenant only from the remainder of the Leased Premises, if any, which is located on a portion of an entire floor of the Building.

5.10. Non-Waiver. Neither acceptance of rent by Landlord nor failure by Landlord to complain of any action, non-action or default of Tenant shall constitute a waiver of any of Landlord's rights hereunder. Waiver by Landlord of any right for any default of Tenant shall not constitute a waiver of any right for either a subsequent default of the same obligation or any other default. Notwithstanding anything contained herein to the contrary, should Tenant default under this Lease and subsequently cure such default to Landlord's satisfaction, Landlord shall acknowledge such cure in writing, and Landlord agrees no further action shall be taken against Tenant as a consequence thereof.

5.11. Independent Obligations. The obligation of Tenant to pay all Rent and other sums hereunder provided to be paid by Tenant and the obligation of Tenant to perform Tenant's other covenants and duties hereunder constitute independent unconditional obligations to be performed at all times provided for hereunder, save and except only when an abatement thereof or reduction therein is hereinabove expressly provided for and not otherwise. Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against or withhold, or deduct from or offset against any Rent and other sums provided hereunder to be paid Landlord by Tenant.

5.12. Time of Essence. In all instances where any act is required at a particular indicated time or within an indicated period, it is understood and stipulated that time is of the essence.

5.13. Remedies Cumulative. Landlord may restrain or enjoin any breach or threatened breach of any covenant, duty or obligation of Tenant herein contained without the necessity of proving the inadequacy of any legal remedy or irreparable harm. The remedies of Landlord hereunder shall be deemed cumulative and no remedy of Landlord, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other.

5.14.  Insurance, Liability, Indemnity, Subrogation and Waiver.

       (a) Tenant shall maintain at its sole expense fire and extended coverage insurance with vandalism, malicious mischief and theft endorsements and with the additional of the all other peril coverage (formerly known as all risk) and a sprinkler leakage endorsement and flood coverage (where applicable), on all of its personal property, including removable trade fixtures, located in the Leased Premises and on non-Building Standard leasehold improvements and all additions and improvements made by Tenant.

       (b) Tenant shall, at its sole expense, maintain in effect at all times commercial general liability insurance, including contractual liability coverage, naming Landlord as an additional insured, issued by and binding upon some solvent insurance company authorized to do business in Texas and satisfactory to Landlord and with an A.M. Best rating of at least A-VI, with bodily injury and property damage limits of no less than $1,000,000.00 combined single limit for each occurrence and $3,000,000.00 in the aggregate for all liability including products and completed operations coverage. Tenant shall provide to Landlord (i) copies of such insurance policies prior to the Commencement Date of the Term, (ii) upon written request from Landlord, certificates of renewal at least thirty (30) days prior to the expiration date of any such policies, and (iii) copies of new policies at least thirty (30) days prior to terminating, or changing insurance companies for, any such policies.

       (c) Tenant agrees to release, indemnify, defend and hold harmless Landlord and Landlord's partners, agents, directors, officers, employees, invitees and contractors, from and against any and all liabilities, claims, demands, expenses, fees, fines, penalties, suits, proceedings, actions and causes of action of any and every kind and nature (including, but not limited to, legal and investigative costs and all other reasonable costs, expenses and liabilities from the first notice that any claim or demand is to be made or may be made) arising or growing out of or in any way connected with Tenant's use, occupancy, management or control of the Leased Premises, Tenant's use of the Complex, Tenant's operations or activities in the Building or the Complex, any breach of this lease by Tenant or the negligence or intentional misconduct of Tenant, or its agents, directors, officers or employees. This obligation to indemnify shall not be limited in any way by any limitation of the amount or type of damages, compensation or benefit payable under applicable worker's compensation acts, disability benefit acts or other employee benefit acts. The provisions of this paragraph shall survive the termination of the Lease with respect to any claim arising before such termination.

         (d) Anything herein to the contrary notwithstanding, Tenant hereby releases and waives all claims, rights of recovery and causes of action that Tenant or any party claiming by, through or under Tenant by subrogation or otherwise may now or hereafter have against the Landlord or any of Landlord's partners, directors, officers, employees or agents for any loss or damage that may occur to the Complex, Leased Premises, Tenant improvements or any of the contents of any of the foregoing by reason of fire or other casualty, or any other cause except gross negligence or willful misconduct (but including negligence of Landlord or Landlord's partners, directors, officers, employees, or agents) that could have been insured against under the terms of (i) any standard fire and extended coverage insurance policies required under the terms of this Lease, or (ii) any other loss covered by insurance required to be maintained under the terms of this Lease.

         (e) Tenant and Landlord agree that each shall not be responsible or liable to the other or to their agents, customers or invitees, for bodily injury (fatal or non-fatal) or property damage occasioned by the acts or omissions of any other tenant or such tenant's employees, agents, contractors, customers or invitees within the Complex, or for any loss or damage to any property or persons occasioned by theft, fire act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or any other cause beyond the control of either party, or for any inconvenience or loss to either party in connection with any of the repair, maintenance, damage, destruction, restoration or replacement referred to in this Lease.

         (f) Landlord Insurance. Landlord covenants and agrees that Landlord will maintain or cause to be maintained in full force and effect, at all times, "all risk" fire and extended coverage insurance covering the Building and the Building Standard leasehold improvements in amounts equal to ninety-five percent (95%) of the insurable value thereof (actual replacement value without deduction for physical depreciation) and rental abatement insurance in an amount sufficient to cover rentals from the Building (except non-continuing charges). Landlord shall maintain throughout the Term comprehensive general public liability and broad form property damage insurance with a Best rating of at least A-VI, in such amounts as shall be appropriate for a first-class office building project similar to the Building, but in any event with limits of not less than One Million and No/100 Dollars ($1,000,000.00) for injury to or death of any one person, Five Million and No/100 Dollars ($5,000,000.00) for injury to or death of any number of persons in any one occurrence, and One Million and No/100 Dollars ($1,000,000.00) for damage to or destruction of property for any one occurrence. Landlord shall also maintain employer's liability insurance with a minimum limit of One Million and No/100 Dollars ($1,000,000.00) for bodily injury.

5.15. Venue; Governing Law. This Lease shall be governed by the laws of the State of Texas. All monetary and other obligations of Landlord and Tenant are performable exclusively in Houston, Harris County, Texas.

5.16. Notice. Any notice which may or shall be given under the terms of this Lease shall be in writing and shall be either delivered by hand or sent by United States Registered or Certified Mail, postage prepaid, if for Landlord to c/o Fidinam Capital, 11811 North Freeway, Suite 300, Houston, Texas 77060, Attn:
Charles S. Iupe; or if for Tenant (i) prior to the Commencement Date to Tenant at 15810 Park Ten, Suite 300, Houston, Texas, ____________, Attn: Mike Journey, V.P. or (ii) subsequent to the Commencement Date to the Leased Premises, attn:
Mike Journey, V.P. Such addresses may be changed from time to time by either party by giving notice as provided above. Notice shall be deemed given when delivered (if delivered by hand) or when postmarked (if sent by mail).

5.17. Entire Agreement, Binding Effect, Severability. This Lease and any written addenda and all exhibits hereto (which are expressly incorporated herein by this reference) shall constitute the entire agreement between Landlord and Tenant; no prior written or prior or contemporaneous oral promises, inducements, representations or agreements not embodied herein shall be binding or have any force or effect. Landlord's agents do not and will not have authority to make any promises, agreements, or representations not expressly contained in this Lease, and Tenant will make no claim on account of any representation whatsoever, whether made by a renting agent, broker, officer or other representative of Landlord, or which may be contained in any circular, prospectus or advertising relating to the Leased Premises, the Building, the Complex or otherwise, unless the same is specifically set forth in the Lease. This Lease shall not be amended, changed or extended except by written instrument signed by both parties hereto. The provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties, but this provision shall in no way alter the restrictions on assignment and subletting applicable to Tenant hereunder. If any provision of this Lease or the application thereof to any person or circumstance shall at any time or to any extent be held invalid or unenforceable, and the basis of the bargain between the parties hereto is not destroyed or rendered ineffective thereby, the remainder of the Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

5.18. Right of Reentry. Upon the expiration or termination of the Term for whatever cause, Landlord shall have the right to immediately reenter and reassume possession of the Leased Premises and remove Tenant's property therefrom, and Tenant expressly acknowledges such right.

5.19. Number and Gender; Captions; References. Pronouns, where used herein, of whatever gender, shall include natural persons, corporations, and associations of every kind and character, and the singular shall include the plural and vice versa where and as often as may be appropriate. Article and section headings under this Lease are for convenience of reference and shall not affect the construction or interpretation of this Lease. Whenever the terms "hereof," "hereby," "herein," or words of similar import are used in this Lease, they shall be construed as referring to this Lease in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Article" or "Section" shall be construed as referring to the indicated article or section of this Lease.

5.20. Delinquent Payments; Handling Charge. Any payments required of Tenant hereunder, whether as Rent or otherwise, shall bear interest from the time due until paid at the maximum rate of interest permitted by law. Furthermore, should Tenant fail to timely pay any installment of Rent hereunder, Landlord shall have the option to charge Tenant, as additional Rent hereunder, a fee equal to five percent (5%) of the delinquent installment to reimburse Landlord for its cost and inconvenience incurred in dealing with Tenant's delinquent payment. In no event, however, shall the charges imposed under this Section 5.20 and elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum rate of interest allowable under applicable law.

5.21. Quiet Enjoyment. Tenant, on paying all sums herein called for and performing and observing all of its covenants and agreements hereunder, shall and may peaceably and quietly have, hold, occupy, use, and enjoy the Leased Premises during the Term subject to the provisions of this Lease and applicable governmental laws, rules, and regulations; and Landlord agrees to warrant and forever defend Tenant's right to such occupancy against the claims of any and all persons whomsoever lawfully claiming the same or any part thereof, by, through, or under Landlord, but not otherwise, subject only to the provisions of this Lease and all applicable governmental laws, rules, and regulations.

5.22. Signs. Unless otherwise specifically permitted pursuant to the Lease, no signs, symbols or identifying marks shall be placed in or upon the Complex, in the halls, elevators, staircases, entrances, or exterior of the Building or Garage, or upon the doors or walls of the Leased Premises without prior written approval of Landlord. Landlord agrees to provide and install, at Tenant's cost, all letters or numerals on doors in the Leased Premises. All such letters and numerals shall be in the Building Standard graphics, and no others shall be used or permitted on the Leased Premises without written permission from Landlord.

5.23. Brokerage. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than J. B. Richardson and Company, L.L.C. and Fidinam Investment Consulting, Inc., and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. The provision of this Paragraph, in addition to all of Tenant's indemnities and covenants expressly set forth in this Lease, shall survive the termination of this Lease. In the event of a sale or other conveyance of the Building, Landlord, as Grantor, agrees to obtain and deliver to J.B. Richardson

& Company L.L.C. a written agreement from the Grantee assuming payment of any and all commissions then due or any additional commissions, which may become payable to J.B. Richardson & Company, L.L.C., at which time Landlord's liability for such payment of commissions shall be forever relieved.

5.24. Limitation of Implied Warranty. Landlord duties and warranties are limited to those expressly stated in this Lease and shall not include any implied duties or implied warranty now or in the future. LANDLORD HAS NOT MADE, AND TENANT MAY NOT RELY ON, ANY REPRESENTATION OR WARRANTIES WITH REGARD TO THE BUILDING, LEASED PREMISES OR OTHERWISE, EXPRESSED OR IMPLIED, EXCEPT AS STATED IN THIS LEASE. IN PARTICULAR, LANDLORD HAS NOT AUTHORIZED ANY AGENT OR BROKER TO MAKE A REPRESENTATION OR WARRANTY INCONSISTENT WITH THE TERMS OF THIS LEASE AND TENANT MAY NOT RELY ON ANY SUCH INCONSISTENT REPRESENTATION OR WARRANTY.

5.25. Environmental and Land Use Matters. Tenant shall not use, store, treat, transport, manufacture, refine, handle, produce or dispose of hazardous materials on, or affecting the Leased Premises in any manner that violates federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treating, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials (collectively, "Environmental Laws"). For purposes of this agreement, "Hazardous Materials" shall mean any flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, or related materials specified in any of the Environmental Laws. Tenant indemnities Landlord against, and agrees to hold Landlord harmless from, any and all loss, cost or expense that Landlord may incur as a result of violations by Tenant or any of its agents, employees or invitees, of Environmental Laws in connection with the use of the Leased Premises which violations occurred in the period in which Tenant leased the Leased Premises, and such indemnity shall survive the term of this agreement and any and all renewal terms. The indemnity of Landlord shall expire on a date five (5) years after the termination of the lease term unless Landlord has notified Tenant before such date that a violation or suspected violation had been discovered or claimed, in which case the indemnity will survive as to the claimed or suspected violation to the maximum extent permitted by law.

5.26. Name of Building and Building Signage. So long as an Event of Default shall not exist on the part of Tenant, Landlord and Tenant mutually covenant and agree that provided Tenant (but not any unrelated subtenant or unrelated assignee or transferee) leases and occupies more Rentable Area than any other tenant in the Building, Tenant shall be permitted the non-exclusive use of a monument sign to be provided by Landlord in a mutually acceptable location which sign shall be of a size, constructed of materials and affixed in a location which shall be approved by Landlord prior to erection of same, which approval shall not be unreasonably withheld. Other than to the extent provided in this Section, Tenant shall not be permitted to place signage on any part of the Building exterior except for Tenant's name which shall be of a size, constructed of materials and affixed in a location which shall be approved by Landlord prior to erection of same, which approval shall not be unreasonably withheld, conditioned or delayed. Should an Event of Default occur hereunder, or should Tenant fail to lease and occupy more Rentable Area than any other tenant in the Building, Landlord hereby reserves and shall have the right at any time and from time to time to change the name of the Building and remove Tenant's name from the Building signage and Building as Landlord may deem advisable, and Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof. Tenant shall bear all costs associated with the materials used to affix its identity to the monument sign, and shall bear the entire expense of erecting its name on the Building exterior.

5.27. Guaranty. Guarantor agrees to guaranty payment and performance of all of Tenant's obligations, including, but not limited to, payment of Rent hereunder. This guaranty obligation is absolute and unconditional. If Tenant defaults hereunder, and as a result an Event of Default occurs, Guarantor is primarily liable for all of Tenant's obligations hereunder and Landlord shall have the right to make demand on, and bring an action directly against Guarantor, and will not be required to first exhaust its remedies against Tenant. This guaranty obligation will not be limited, reduced or affected by any amendment to this Lease (whether or not approved by Guarantor), any waiver by Landlord of any default or remedy hereunder, or by the bankruptcy, dissolution or any other event that may occur with respect to Tenant. Guarantor acknowledges that Landlord is relying primarily upon the credit of Guarantor, and but for this Guaranty Agreement, would not enter into this Lease with Tenant.

         EXECUTED in multiple counterparts, each of which shall have the force and effect of an original on the date first above written.

                                             BROADFIELD ASSOCIATES, L.L.C.,
                                             a Texas limited liability company


                                             By: /s/ Charles Iupe
                                                --------------------------------
                                             Name:   Charles Iupe
                                                  ------------------------------
                                             Title: Managing General Partner
                                                   -----------------------------
                                             "LANDLORD"


                                             NEWPARK DRILLING FLUIDS, INC.,
                                             a Texas corporation


                                             By: /s/ James A. Sampey
                                                --------------------------------
                                             Name:  JAMES A. SAMPEY
                                                  ------------------------------
                                             Title: President
                                                   -----------------------------
                                             "TENANT"


                                             NEWPARK RESOURCES, INC.,
                                             a Delaware corporation


                                             By: /s/ James D. Cole
                                                --------------------------------
                                             Name: JAMES D. COLE
                                                  ------------------------------
                                             Title: President
                                                   -----------------------------
                                             "GUARANTOR"


[Signature page to Lease Agreement dated 28/th/ May 1998 between Broadfield Associates, L.L.C., a Texas limited liability company, as Landlord, Newpark Drilling Fluids, Inc., a Texas corporation, as Tenant, and Newpark Resources, Inc., a Delaware corporation, as Guarantor]

                           ADDENDUM TO LEASE BETWEEN
     BROADFIELD ASSOCIATES, LLC, AS LANDLORD, AND NEWPARK DRILLING FLUIDS,
           INC., AS TENANT, AND NEWPARK RESOURCES, INC., AS GUARANTOR

1.       BASE RENTAL

         Tenant shall pay monthly Base Rental for the initial Leased Premises pursuant to the following schedule:

         MONTH          MONTHLY BASE RENTAL/RENTABLE SQUARE FOOT
         01                       $1.6042
         02-04                    $0.00
         05-63                    $1.6042
         64-123                   $1.6708

         Upon completion of Tenant's plans and specifications and the determination of the exact Rentable Area to be leased by Tenant in the Building, Landlord and Tenant agree to enter into an amendment of this Lease describing the monthly Base Rental due Landlord during the term of this Lease, it being understood between the parties that Tenant's monthly Base Rental shall be calculated pursuant to the above schedule up to and including 98,000 rentable square feet contained within the Leased Premises. Base Rental shall be payable monthly on the first day of each month during the Term of the Lease.

2.       AD VALOREM TAX REIMBURSEMENT

         The Base Operating Expenses Rate includes a component for ad valorem taxes in the amount of $2.40 per rentable square foot ("Landlord's Estimate"). If, during the 1999 and 2000 calendar years ("Tax Years") the Harris County Appraisal District assesses the Building below Landlord's Estimate. Landlord agrees to refund Tenant ("Tenant Refund") Tenant's proportionate share of the difference between Landlord's Estimate and the actual taxes due during such Tax Years at the time such taxes are due to be paid by Landlord to the appropriate taxing authority. At Landlord's option, such refund, if any, shall be applied to Tenant in cash, Base Rental abatement, or a combination of both. If Landlord elects to apply such refund in the form of Base Rental abatement, Tenant's monthly Base Rental shall be abated commencing February 1, 2000 (in the event of a 1999 calendar year refund) and February 1, 2001 (in the event of a 2000 calendar year refund) until the value of the rental abatement is equivalent to the value of Tenant's refund, at which time Tenant shall resume payment of monthly Base Rental.

3.       AD VALOREM TAX ABATEMENT

         In the event any ad valorem taxes applicable to the Building are abated by any taxing authority and, as a result, are not in fact payable by Landlord (the "Abated Taxes"), Tenant and Landlord agree the Actual Operating Expenses for any calendar year shall include the amount of Abated Taxes applicable to such year for purposes of computing Actual Operating Expenses and Tenant's Proportionate Share of Actual Operating Expenses.

         During each year of the Lease Term during which the Building receives Abated Taxes, Landlord shall pay to Tenant not later than January 31/st/ of each succeeding year an amount equal to the product of the Abated Taxes for the preceding year multiplied by Tenant's Proportionate Share of Actual Operating Expenses, or as otherwise required by any taxing authority. For each subsequent year of the Lease Term, Landlord shall pay to Tenant not later than January 31/st/ of each succeeding year the amount of the Abated Taxes due Tenant.

4.   TENANT'S RIGHT TO CONTRACT THE LEASED PREMISES

     Tenant, (but not any subtenant, assignee or transferee of Tenant other than an approved subsidiary, affiliate or successor of Tenant as defined in
     4.06 (f)(1), (2), (3)) upon not less than twelve (12) months prior written notice in each instance, shall have two (2) separate options to reduce the Rentable Area under lease ("Contraction Space"). Tenant's first option to contract shall be effective upon expiration of month eighty-seven (87) of the Lease Term. Tenant's second option to contract shall be effective upon expiration of month ninety-nine (99) of the Lease Term. Upon Tenant's timely notice and payment of stipulated damages as defined below, Tenant's obligation to Landlord with respect to the Contraction Space would cease and be of no further force or effect (excepting Tenant's obligations as contained in paragraphs 4.03 and 4.04 of the Lease which would survive). In each instance the Contraction Space shall be limited to and shall not exceed 12,500 rentable square feet. Unless otherwise approved by Landlord, the Contraction Space shall be on a single floor and in a single contiguous unit of space. In no event may the Contraction Space include all or any portion of Tenant's laboratory or special purpose facilities in the Building. Simultaneous with Tenant's notice to landlord of its intent to contract it shall identify the location of the Contraction Space. In the event Tenant desires to contract on a portion of a floor which is configured in a single tenant condition then Tenant, at its sole cost and expense, agrees to construct a Building standard multi-tenant corridor utilizing materials identical to the remaining multi-tenant floors of the Building. Simultaneously, Tenant's unreserved parking permits and reserved parking permits shall be proportionately reduced in the Building Garage. Tenant's right to contract shall be null and void in the event (i) an Event of Default on the part of Tenant shall exist as of the date of Tenant's Notice to Landlord, (ii) Tenant fails to submit Tenant's Notice to Landlord when due, (iii) Tenant fails to pay stipulated damages when due.

     For purposes herein, "stipulated damages" shall be defined as the unamortized sum, calculated as of the effective date of Tenant's contraction, of the following: (i) Tenant's Leasehold Improvement Allowance, (ii) Tenant's Architectural Allowance, (iii) Tenant's Refurbishment Allowance, (iv) brokerage commissions paid by Landlord and
     (v) two (2) month's Base Rental applicable to the Contraction Space. The sum of items (i), (ii), (iii), (iv) shall be treated as a loan, fully amortized over the Lease Term (but excluding any month in which monthly Base Rental is abated), at twelve percent (12%) annual interest, computed monthly. Stipulated damages shall be due simultaneous with Tenant's notice of its election to contract.

5.   TENANT'S RENEWAL OPTION

     Provided an Event of Default does not exist on the part of the Tenant, Tenant (but not any subtenant, assignee or transferee of Tenant other than an approved subsidiary, affiliate or successor of Tenant as defined in 4.06
     (f) (1), (2), (3)) shall have the option of renewing this Lease for two
     (2), successive but independent five (5) year periods under the same terms and conditions of the Lease with the exception of Base Rental, which shall be adjusted to ninety-five percent (95%) of the Prevailing Market Rental Rate, as such is defined below, offered by comparable office buildings (including the Building) in the Park Ten area of Houston, Texas. With respect to Tenant's first renewal option, Tenant shall renew not less than seventy-five percent (75%) of the rentable area leased by Tenant at the time Tenant exercises its option to renew the Lease. With respect to Tenant's second renewal option, Tenant shall lease the entire rentable area then under lease. The location of the Leased Premises renewed by Tenant shall be in a contiguous location within the Building reasonably acceptable to Landlord. Unless otherwise approved by Landlord, Tenant agrees to renew its Lease with respect Tenant's laboratory or special purpose facilities in the Building. In order to exercise its option, Tenant must notify Landlord in writing not earlier than fifteen (15) months nor later than twelve (12) months prior to expiration of the Lease Term. Within thirty (30) days following receipt of Tenant's notice, Landlord shall provide Tenant with its determination of the Prevailing Market

     Rental Rate. Within thirty (30) days following receipt of the Prevailing Market Rental Rate as determined by Landlord, Tenant shall notify Landlord of its acceptance or rejection of the Prevailing Market Rental Rate. Landlord and Tenant agree to negotiate in good faith concerning the determination of the Prevailing Market Rental Rate, as defined herein, however, if Landlord and Tenant are unable to agree as to be the Prevailing Market Rental Rate within thirty (30) days following the date Tenant rejects Landlord's determination of the Prevailing Market Rental Rate, the resolution shall be submitted to arbitration as described in Paragraph 10 herein.

6.   DEFINITION OF PREVAILING MARKET RENTAL RATE

     The "Prevailing Market Rental Rate" as used herein shall be that rate charged for comparable space and conditions by comparable office buildings in the Park Ten area of Houston, Texas (including the Building) taking into consideration the location, quality and age of the building, floor level, definition of rentable area, leasehold improvement allowances to be provided, parking charges, space planning, rentable abatement, lease takeovers and/or lease assumptions, relocation expenses and other applicable concessions, brokerage commissions, term of lease, extent of services to be provided, base year or figure for escalation purposes (both operating costs and real estate taxes), adjustments to base rental, applicable distinction between "gross" and "net" leases, credit standing and financial stature of the tenant, the time the particular rate under consideration became or is to become effective, or any other relevant term or condition. It is agreed that written offers to lease comparable space located elsewhere in the Building from third parties and leases completed in the Building within six (6) months prior to Tenant's exercise of its Renewal Option may be used by Landlord as an indication of the Prevailing Market Rental Rate.

7.   TENANT'S PREFERENTIAL RIGHT

     So long as not less than twenty-four (24) months remain in the primary Lease Term or any renewal or extension thereof, and further subject to (i) the condition that an Event of Default shall not exist on the part of Tenant or (ii) any option, right or like provision granted to a tenant as a result of Tenant's waiver of its Preferential Right, Landlord hereby grants to Tenant (but not any subtenant, assignee or transferee of Tenant other than an approved subsidiary, affiliate or successor of Tenant as defined in
     4.06 (f) (1), (2), (3)) a Preferential Right ("Preferential Right") with respect to the entire rentable area contained within the Building, such space being defined herein as the "Subject Space". In the event Landlord receives interest from a prospective tenant for all or any portion of the Subject Space, in each instance Landlord shall so notify Tenant ("Landlord's Notice") and shall include in such notice the Prevailing Market Rental Rate, as such is defined, for the Subject Space. Within seven
     (7) business days from the receipt of such notice, Tenant shall notify Landlord (Tenant's Acceptance Notice") of the exercise or the waiver of its Preferential Right. In the event Tenant fails to notify Landlord within such seven (7) business day period, then Tenant shall be deemed as having waived its Preferential Right and Landlord may enter into a lease with such third-party tenant. In the event Tenant exercises its Preferential Right, Landlord and Tenant shall, within ten (10) business days following Tenant's Acceptance Notice to Landlord (or as soon thereafter as possible), enter into a written agreement modifying and supplementing this Lease. In the event Tenant fails to exercise its Preferential Right by timely delivery to Landlord of the said Tenant's Acceptance Notice, then Tenant shall conclusively be deemed to have forfeited and waived its Preferential Right to lease the Subject Space identified in Landlord's Notice. In the event Tenant exercises its Preferential Right by timely delivery to Landlord of Tenant's Acceptance Notice, or if Tenant shall by written notice elect to waive (or by failure to timely deliver to Landlord the said Tenant's Acceptance Notice, waive) its Preferential Right to lease the Subject Space contained in Landlord's Notice, then in either such event, Tenant shall not thereafter by entitled to revoke either such election, or such waiver to its right to lease the Subject Space. Except as may be specifically modified in such written agreement and except with respect to the rent applicable to the Subject Space, the terms and provisions of the Lease, including the expiration date shall, on the day of delivery of the Subject Space to Tenant, automatically apply and become applicable to the Subject Space; and the Subject Space, as of the date of such delivery, shall automatically and without the necessity of further documentation, become and be deemed to be a part of the Leased Premises. In the event Tenant disagrees with Landlord's determination of the Prevailing Market Rental Rate. Tenant shall still be entitled to exercise its Preferential Right with respect to the Subject Space: provided, in the event Landlord and Tenant are unable to agree on the Prevailing Market Rental Rate within ten (10) days following the date of Tenant's Acceptance Notice, then such determination shall be submitted to arbitration as described in Paragraph 10 herein. Effective as of the Commencement Date of delivery of the Subject Space to Tenant, Tenant's Proportionate Share of Actual Operating Expenses shall be automatically increased so as to include the rentable area within the Subject Space. Although Landlord shall have no obligation to make any alterations or install or modify any improvements within the Subject Space, and by virtue of Tenant's exercise of its Preferential Right it shall be deemed to have accepted the Subject Space in its present "as-is" condition, the Commencement Date shall be defined as the earlier to occur of (i) Tenant's occupancy of all or any portion of the Subject Space or (ii), sixty (60) days following the date the Subject Space is delivered to Tenant in a vacant condition.

8.   REFURBISHMENT ALLOWANCE

     Effective upon expiration of month sixty-three (63) of the Lease Term, Landlord shall provide Tenant an allowance of up to $3.00 per rentable square foot contained in the initial Leased Premises, as such is defined in Paragraph 1.01, toward permanent Leasehold Improvements Tenant elects to install in the Leased Premises. Tenant's architectural plans and specifications describing the refurbishment of the Leased Premises shall be subject to Landlord's prior approval.

9.   EXPANSION OPTION

     Provided Tenant notifies Landlord in writing not later than June 30, 1998, Tenant shall have the option of expanding the Leased Premises by up to an additional 20,000 rentable square feet in a location of the Building acceptable to Landlord and Tenant, otherwise subject to the same terms and conditions applicable to the initial Leased Premises.

10.  ARBITRATION

     Any determination of the Prevailing Market Rental Rate that is submitted to binding arbitration shall be made under procedures set forth below. Pending the final determination of any dispute, Tenant shall pay the amount(s) claimed by landlord; in the event of a final determination in Tenant's favor, Landlord shall refund to Tenant any overpayment. The determination of the Prevailing Market Rental Rate shall be submitted to an "Arbitration Panel" comprised of three

     (3) members, each of whom shall be a licensed real estate broker, with no less than ten (10) years experience in negotiating office leases in Houston. As a condition to selection, each panel member must also have negotiated at least one (1) major office lease (50,000 square feet or more) in West Houston during the thirty-six (36) months preceding his or her selection to the arbitration panel. No more than one (1) panel member may be with the same brokerage firm. No panel member may have an economic interest in the outcome of the arbitration, other than a reasonable fee (not to exceed $2,000.00). Landlord and Tenant shall each bear the expense of the panel member of its own selection, and shall equally share the expense of the Third Panel Member.

        The Arbitration Panel shall be selected as follows:

A. Within ten (10) business days after submission of the determination of the Prevailing Market Rental Rate to the Arbitration Panel, Tenant shall select its panel member meeting the criteria established above ("Tenant's Panel Member"). If Tenant fails to timely select the Tenant Panel Member, Landlord may notify Tenant in writing of such failure, and if Tenant fails to select the Tenant Panel Member within five (5) business days from Landlord's notice, then Landlord may select the Tenant Panel Member on Tenant's behalf, at Tenant's expense.

B. Within ten (10) business days after the Tenant Panel Member is selected, Landlord shall select its panel member meeting the criteria established above ("Landlord's Panel Member"). If Landlord fails to timely select the Landlord Panel Member, Tenant may notify Landlord in writing of such failure, and if Landlord fails to select the Landlord Panel Member within five (5) business days from Tenant's notice, then Tenant may select the Landlord Panel Member on Landlord's behalf.

C. Within ten (10) business days after the Landlord Panel Member is selected, the Tenant Panel Member and the Landlord Panel Member shall jointly select a third panel member meeting the criteria of Paragraph
        (i) above ("the Third Panel Member"). If the Landlord Panel Member and the Tenant Panel Member fail to timely select the Third Panel Member and such failure continues for more than five (5) busines days after written notice of such failure is delivered to the Landlord Panel Member and Tenant Panel Member by either Landlord or Tenant, either Landlord or Tenant may request the managing officer of the American Arbitration Association to appoint the Third Panel Member.

(iii) Within ten (10) business days after the selection of the three member Arbitration Panel, Landlord and Tenant shall each submit to the Arbitration Panel a written statement identifying the specific items in dispute bearing upon the computation of the Prevailing Marketing Rental Rate. The Arbitration Panel shall make its decision within twenty (20) days after submission of such written statement of particulars. The Arbitration Panel shall select either Landlord's proposed Prevailing Market Rental Rate or Tenant's proposed Prevailing Market Rental Rate, whichever in the panel's judgment most closely resembles the actual Prevailing Market Rental Rate. The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to the parties.

(iv). The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Penal shall take place in Houston, Texas.

(v). The Prevailing Market Rental Rate determination resolution procedure described in this Paragraph shall be governed by the Commercial Rules of the American Arbitration Association, subject to the Texas General Arbitration Act, to the extend such act is applicable hereto.

(vi). Until the Prevailing Market Rental Rate has been finally determined, Tenant shall pay Base Rental based upon Landlord's good faith determination thereof, and an appropriate refund shall be made to or by Tenant within thirty (30) days after a final determination of the Prevailing Market Rental Rate is made.

(vii). Tenant shall bear all fees, costs and expenses of the Tenant Panel Member and Landlord shall bear all fees, costs and expenses of the Landlord Panel Member. Each party shall bear the fees, costs and expenses of its own attorneys and consultants. The non-prevailing party shall bear the fees, and costs and expenses of the Third Panel Member and all other costs and expenses of the Arbitration Panel in conducting the arbitration.

                                  EXHIBIT "A"

                                  [FLOOR PLAN]

The initial Leased Premises shall be comprised of the top three (3) floors of the Building. In addition, Tenant may lease a portion of the first (1/st/) floor, not to exceed 2,000 rentable square feet. In the event additional rentable area is required to satisfy section 1.01 (b) of the Lease or if Tenant otherwise increases the rentable area under lease, such premises shall be contiguous to Tenant's Leased Premises on the upper floors of the Building.

                                   EXHIBIT "B"

                                LEGAL DESCRIPTION

Metes and Bounds Description of 3.879 Acres of Land out of Reserve "C", Park Ten, Section Six and Reserve "B", Block Two, Park Ten,
Section Three, Harris County, Texas.

All that certain 3.879 acres of land out of Reserve "C", Park Ten, Section Six, according to the correction plat recorded in Vol. 297, Page 91, Harris County Map Records, out of Reserve "B", Block Two, Park Ten, Section Three, according to the plat thereof recorded in Volume 259, Page 122, Harris County Map Records and out of the David Middleton Survey, A-535, Harris County, Texas and being more particularly described as follows:

COMMENCING at a 5/8" iron rod marking the northwest corner of said Park Ten, Section Three: Thence N 88 42' 37" - 435.09' along the north line of said Section Three to a point for the northwest corner of said Section Six; Thence S 02 31' 29" E - 564.83' along the west line of said Section Six to a 5/8" iron rod set for the POINT OF BEGINNING of the herein described tract, said POINT located in the south right-of-way line of Park Row (width varies);

THENCE the following courses and distances along the south right-of-way line of Park Row;

N 88 42' 12" E, - 94.03' to the Point of Curvature of a curve to the right, having a radius of 320.00' a central angle of 11 14' 40" and an arc length of 62.80' to a 5/8" iron rod set for the Point of Tangency;

S 80 03' 08" E - 54.65' to the Point of Curvature of a curve to the left, having a radius of 320.00', a central angle of 23 04' 59" and an arc distance of 128.92' to a 5/8" iron rod set for cut-back corner;

S 63 20' 15" E - 15.04' along said cut-back corner to a 5/8" iron rod set in the westerly right-of-way line of Broadfield Boulevard (100' wide);

THENCE S 21 39' 37" E - 316.04' along said westerly right-of-way line to a 5/8" iron rod set for the Point of Curvature of a curve to the right, having a radius of 1,250,00' and a central angle of 04 27' 24";

THENCE along said curve to the right and said westerly right-of-way line an arc distance of 97.23' to a 5/8" iron rod set in the centerline of a 30' wide Texas-New Mexico pipeline easement recorded in County Clerk File No. D-833865, Harris County Deed Records;

THENCE S 88 35' 29" W - 486.68' along said centerline to a 5/8" iron rod set for the southeast corner of a 4.000 acre tract described in a deed from Wolff, Morgan & Company to Servomation Corporation, recorded in County Clerk File No. F-045265, Harris County Deed Records.